UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13D

                  Under the Securities and Exchange Act of 1934

                             (Amendment No. _____)*


                       ASPHALT PAVING INTERNATIONAL, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  045373 10 7
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                                 (CUSIP Number)

                            Eric P. Littman, Esquire
                        7695 S.W. 104 Street, Suite 210
                              Miami, Florida 33156
                             305-663-3333 Telephone
                             305-668-0003 Facsimile
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


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             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

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*    The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 045373 10 7                  13D                   Page 2 of 4 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Pamela Wilkinson
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)  [_] Not Applicable
                                                     (b)  [_] Not Applicable
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

                             00 - Services Rendered
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

                                 Not Applicable
________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                 United States
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    1,350,000 Shares
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          00
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         1,350,000

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    00
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,350,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

     Not Applicable                                                   [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.8%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 045373 10 7                  13D                   Page 3 of 4 Pages


________________________________________________________________________________
Item 1.  Security and Issuer.

         Common stock

         Asphalt Paving International, Inc.
         11800 28th Street N
         St. Petersburg, FL 33716
________________________________________________________________________________
Item 2.  Identity and Background.

         a)       Name; Pamela Wilkinson

         b)       Business address; 11800 28 Street North, St. Petersburg, FL
                  33716

         c) Present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted:

                  Director of Issuer.

         d)       Not Applicable

         e)       Not Applicable

         f)       Citizenship. United States

________________________________________________________________________________
Item 3.  Source and Amount of Funds or Other Consideration.

         Services Rendered

________________________________________________________________________________
Item 4.  Purpose of Transaction.

         Shares issued to for services rendered.

________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

         (a) State the aggregate number and percentage of the class of securities identified pursuant to Item 1 -
                   1,350,000    4.8%

         (b)      1,350,000     4.8%

         (c)      Not Applicable

         (d)      Not Applicable

         (e)      Not Applicable


________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Not Applicable.

________________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.

         Not Applicable.
________________________________________________________________________________

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          March 10, 2003
                                        ----------------------------------------
                                                         (Date)


                                        /s/ Pamela Wilkinson
                                        ----------------------------------------
                                                       (Signature)


                                        Pamela Wilkinson - Director
                                        ----------------------------------------
                                                       (Name/Title)



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).